Exhibit 5.1

[MORGAN, LEWIS & BOCKIUS LETTERHEAD]

September 27, 2006

UGI Utilities, Inc.

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Reading, PA 19607

Re:	UGI Utilities, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to UGI Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company to exchange: (i) up to $175,000,000 aggregate principal amount of 5.753% Series B Senior Notes due 2016 (the “2016 Notes”) for the Company’s outstanding 5.753% Series A Senior Notes due 2016 (the “Original 2016 Notes”), and (ii) up to $100,000,000 aggregate principal amount of 6.206% Series B Senior Notes due 2036 (the “2036 Notes”) for the Company’s outstanding 6.206% Series A Senior Notes due 2036 (the “Original 2036 Notes”). The 2016 Notes and 2036 Notes will be issued under an Indenture dated as of August 3, 1993 (the “Indenture”) between the Company and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee (the “Trustee”) and a Supplemental Indenture dated as of September 15, 2006 between the Company and the Trustee.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Indenture, (iii) the Supplemental Indenture, (iv) the amended and restated articles of incorporation of the Company, (v) the by-laws of the Company, and (vii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Trustee, that the Indenture and the Supplemental Indenture constitute legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the Supplemental Indenture.

UGI Utilities, Inc.

September 27, 2006

Based upon the foregoing, we are of the opinion that when the 2016 Notes and 2036 Notes are executed by duly authorized officers of the Company, as provided in the Indenture and the Supplemental Indenture, and the 2016 Notes and 2036 Notes are duly authenticated by the Trustee and are delivered by the Company in exchange for the Original 2016 Notes and Original 2036 Notes as described in the Registration Statement, the 2016 Notes and 2036 Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York, and the Pennsylvania Business Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP